CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                   EXHIBIT 10.48

EMPLOYMENT AGREEMENT BETWEEN REGISTRANT AND SHAWN O'CONNOR

March 8, 1999

Mr. Shawn M. O'Connor
1010 Dunhill Court
Danville, CA  94506

Dear Shawn,

Following the close of our 1998 business, the development of our 1999 plan, and our recent discussions, it is with pleasure that I confirm our verbal offer for your continued employment with QRS Corporation. The following summarizes our offer:

POSITION:
---------
President and Chief Operating Officer

You will have an overall corporate perspective and responsibility as President and COO. You will attend Board of Directors meetings at the invitation of the Board. You will have direct responsibility for the following functions:

-    Customer Support

-    Product Development and Data Center Operations

-    Research and Architecture

-    Finance and Administration

-    Human Resources

REPORTING TO:
-------------
Chief Executive Officer

KEY OBJECTIVES:
---------------
As a key executive of QRS, your focus in 1999 should be on successfully addressing the critical issues facing QRS:

-    Increase revenue growth rate to exceed 30%

-    Significantly reduce product time to market

-    Improve product profitability and gross margins

-    Ensure high quality and timely service

-    Achieve Y2K readiness

-    Hire, retain and provide growth opportunities for employees

Furthermore, as a key executive of QRS you should ensure continued focus on the long-term mission of QRS:


- We are The leader in network-centric, inter-enterprise electronic commerce solutions that materially improve our customers' performance.

-    We serve the global consumer goods demand chain.

-    We exceed customer expectations for service quality.

-    We are recognized as THE place to work by our employees.

-    We provide superior returns to our shareholders.

Finally, as a key executive of QRS you also have as continuing, significant responsibility the development and maintenance of an environment at QRS that fosters and emulates the tenants of QRS's core values among its associates.

ANNUAL COMPENSATION:
--------------------
Your annual compensation will be administered by me and reviewed by the Chairman and the Compensation Committee of the Board of Directors.

-    Your base compensation will be $225,000 per year.

- In addition, your targeted annual incentive compensation will be $145,000 or approximately 64% of your base compensation.

- Therefore, the annual total target compensation (base plus incentive at 100%) shall be $370,000.

Your compensation, including incentives, will be reviewed in the first quarter of each year (unless there is a change in objectives, location, etc. in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location, and provide appropriate incentives and support to the agreed objectives.

ANNUAL INCENTIVE COMPENSATION COMPONENTS:
-----------------------------------------

1. General Corporate Financial Objectives (60%) - Incentive compensation payment is subject to the achievement of the Company's overall financial objectives as defined by the 1999 Plan as approved by the Board of Directors. Should the Company not achieve these financial objectives, incentive compensation will be subjectively determined based upon your performance against your objectives and the Company's determination as to available incentive compensation funding.

     C. Achieve [*] QRS Revenue (30%) - Paid at year end on a prorata basis from a minimum of 80% of plan and linearly thereafter with results to 100% of plan. There is no payment below 50% attainment, and payments accelerate proportionately with results over plan paid at 125% on achievement of 105% of plan and paid at 150% on achievement of 110% of plan. There is a maximum payout of $100,000 on this incentive.

     D. Achieve [*] QRS Net Income (30%) - Paid at year end on a prorata basis from a minimum of 80% of plan and linearly thereafter with results to 100% of plan. There is no payment below 50% attainment, and payments accelerate proportionately with results over plan paid at 125% on achievement of 105% of plan and paid at 150% on achievement of 110% of plan. There is a maximum payout of $100,000 on this incentive.

2. Personal Strategies and Objectives (40%) - Incentive compensation payment is subject to fulfillment of your responsibilities as President and Chief Operating Officer. While specific objectives particular to the Company's objectives for 1999 are identified to measure your performance for incentive compensation, such measurements assume the overall performance of you and your direct reporting organization in the achievement of departmental responsibilities, service levels and the support of overall Company objectives.

     E. Ensure an efficient and timely development process (10%) - Paid at year end based on an assessment of your success at delivering QRS products for sales and marketing with a dramatically faster development cycle while maintaining high quality standards and ensuring efficient use of development resources.

     F. Ensure achievment of targeted service levels and Y2K readiness (10%) - Paid at year end based on an assessment of your success at achieving high targeted service levels across all QRS products and services. This service level measurement should be both internal and customer survey based. Timely compliance with year 2000 date issues is a key component of the 1999 service level objectives.



* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     G. Ensure an efficient and integrated Human Resources department plan (10%) - Paid at year end based on an assessment of your success at managing a substantive improvement to the HR services at QRS, including timely and efficient recruitment, identification and retention of key employees, productive and motivating compensation and benefit plans, training that develops critical skills for QRS success and simple and efficient HR administration.

     H. Ensure the timely development and implementation of long term strategic initiatives (10%) - Paid at year end based on an assessment of your success at managing the planning and activities related to Long Term strategic initiatives presented to and approved by the Board, including but not limited to IBM, capital structure and investment banking improvements, and strategic mergers and acquisitions.

Your incentive plan will be part of the overall 1999 QRS incentive compensation plan. One of your duties as President and COO will be to manage and host the 1999 Presidents Club for high performance associates.


LONG TERM INCENTIVES
--------------------
Non-qualified options to purchase an additional 40,000 shares of common stock in QRS at a price of $26.13 have been granted to you as of October 16, 1998 by the Board of Directors. These options vest over four years and are subject to the terms of the Company's 1993 Stock Option/Stock Issuance Plan, a copy of which is available for your review.

In addition, the Compensation Committee of the Board recognizes that, under the exercise schedule of your December 24, 1997 performance stock option grant of 50,000 shares, 1998 performance fufilled the first year requirement for accelerated full vesting of these options and, should 1999 performance fulfill the second year requirement as well, these options shall accelerate and become immediately exercisable for all shares.


BENEFITS
--------
In addition to the benefits available to all QRS associates as defined in the Employee Handbook, as President and COO you are provided with additional benefits as follows:

- Life Insurance - The company shall purchase and maintain in effect additional term life insurance for you with a death benefit of $1,000,000.00 with beneficiary to be designated by yourself. You will have the option of continuing this additional term life insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

- Disability Insurance - The company shall purchase and maintain in effect additional disability insurance sufficient to provide you with an income equal to 66% of your targeted annual compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

- Liability Insurance - The company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgements arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws full indemnification for the QRS officers to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERENCE
-------------------------
This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

In the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.


CHANGE OF CONTROL BENEFITS
--------------------------

     A. Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

     B. This Paragraph B incorporates the special acceleration provisions of the Company's 1993 Stock Option/Stock Issuance Plan and accordingly applies to any and all options which you hold under the 1993 Plan at the time of a Corporate Transaction or Change in Control, including all options you currently hold and any options subsequently granted to you under the 1993 Plan. To extent any of those options are not to be assumed by the successor entity (or parent company) in the Corporate Transaction or otherwise continued in effect following the Change in Control or are not replaced with a cash incentive program which preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price), then those options shall, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options and may be exercised for all or any portion of those shares as fully vested shares. The acceleration of your options pursuant to this Paragraph B will not be subject to the limitation of Paragraph C below, even if the options which are not to be assumed or continued in effect or otherwise replaced with a cash incentive program were granted on or after December 24, 1997.

     C. This Paragraph C applies only to options granted to you under the Company's 1993 Stock Option/Stock Issuance Plan on or after December 24, 1997. In the event of a Corporate Transaction or Change in Control during your period of employment with the Company, all of your post December 23, 1997 options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares. Such acceleration of your post December 23, 1997 options will, however, be limited to the extent (and only to the extent) necessary to assure that the option parachute payment attributable to the accelerated vesting of those options would not constitute an excess parachute payment under Internal Revenue Code
          Section 280G(b).

     D. To the extent one or more of your options do not accelerate upon a Corporate Transaction or Change in Control by reason of the provisions of Paragraph B or the limitation of Paragraph C above, those options will continue to become exercisable in accordance with the original exercise schedule indicated in the respective grant notices for those options. However, should either (i) your employment be subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, within twenty four (24) months following such Corporate Transaction or Change in Control, then each of your post December 23, 1997 options, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. Your pre-December 24, 1997 options will not be subject to acceleration upon such an involuntary termination or resignation.

     E. Any of your options (whether granted before or after December 23, 1997) which are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continue in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share, provided the aggregate option prices payable shall remain the same.


Thank you for a great year in 1998. I look forward to continuing to work with you in 1999.

Sincerely,




John S. Simon
Chief Executive Officer

cc: Peter Johnson, Chairman of the Board
    Garth Saloner, Chairman, Compensation Committee of the Board of Directors





To accept this sign and date below and return to me prior to February 19, 1999.


I accept this ongoing position with QRS on these terms and conditions on the terms above, and understand and agree that it supercedes any other agreeement, written or oral, I may have with QRS and/or John Simon with respect employment or compensation by QRS including salary, incentive, options, termination and severance.



------------------- --------------------, 1999
Shawn M. O'Connor